UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

November 30, 2003

Date of Report (Date of earliest event reported)

SECURITY CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-7921	13-3003070
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

THREE PICKWICK PLAZA, SUITE 310, GREENWICH, CT 06930
(Address of principal executive offices)

(203) 625-0770
(Registrant’s telephone number, including area code)

ITEM 5.              OTHER EVENTS

On November 30, 2003, Possible Dreams, Ltd., a subsidiary of Security Capital Corporation (the “Company”), sold all of its non-real estate assets to Willitts Designs International, Inc. for $5,976,000 in cash.  The cash proceeds were used to pay down Possible Dreams’ senior bank indebtedness. This asset sale was approved by the United States Bankruptcy Court for the Eastern Division of the District of Massachusetts in a ruling under a single closed bidding procedure previously filed with the court concurrent with Possible Dreams’ filing for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern Division of the District of Massachusetts.  The Company anticipates that the sale should not have a significant impact upon the business, financial condition or results of operations of the Company.

Willitts Designs International, Inc. is a collectibles, giftware and home decor company based in Petaluma, California.  Possible Dreams is the Company’s subsidiary which operates as a designer, importer, and distributor of collectible and fine quality figurines and, to a lesser extent, other specialty giftware.  As noted in the Company’s Form 10-Q for the quarter ended September 30, 2003, Possible Dreams filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern Division of the District of Massachusetts on October 22, 2003. That document further stated that the Company was seeking buyers for the assets of Possible Dreams, and there was a bidding procedure under Chapter 11 that had been filed with the court. This procedure provided the steps for any bidder to do the appropriate due diligence and to submit a bid by November 18, 2003.  Willitts Designs International, Inc. submitted its bid through this process.

This filing contains “forward-looking” statements within the meaning of the “safe harbor” provision of the Private Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY CAPITAL CORPORATION

Date: December 5, 2003	/s/	Brian D. Fitzgerald
Brian D. Fitzgerald
Chairman of the Board, President and Chief Executive Officer